Exhibit 10.1

KALEIDO BIOSCIENCES
Consulting and Separation Agreement
This Consulting and Separation Agreement (the “Agreement”), made as of the 26th day of September, 2019 is entered into by Kaleido BioSciences, Inc., a Delaware corporation with offices at 18 Crosby Drive, Bedford, MA 01730 (the “Company”), and Joshua Brumm, an individual residing in Wellesley, MA (the “Consultant”).
WHEREAS, Consultant has resigned from the Company effective as of October 11, 2019 (the “Resignation Date”);

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company; and
WHEREAS, the Company and the Consultant desire to establish the terms and conditions pertaining to Consultant’s separation from the Company;
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.Services. Beginning on the Resignation Date, the Consultant agrees to be available to Company for advisory and related services as may be reasonably requested from time to time by the Company, including, but not limited to, advice and input regarding investor relations. The Consultant shall receive oversight from the Company’s Chief Executive Officer and shall make himself available to the Company for up to 20 hours per month. The number of days or hours that the Consultant works in a given month may be more or less than 20 hours, and Consultant shall not be entitled to any additional compensation beyond the compensation specified in this Agreement.
2.Term. This Agreement shall commence on the date hereof and shall continue until December 31, 2019 (such period being referred to as the “Consultation Period”).
3.Compensation.
a.Vesting. Consultant’s options will continue to vest through the Consultation Period. Consultant may exercise then vested options within the twelve (12) month period following the ending of the Consultation Period. In all respects, these options will be governed by the 2019 Stock Option and Incentive Plan and the applicable Stock Option Agreements.
b.Relocation Payment. Provided that Consultant complies with the terms of this Agreement, the Company agrees that any and all payments made to Consultant prior to the effective date of this Agreement and related to relocation expenses belong to Consultant and Company shall not take any steps to attempt to recover such payments.

c.Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.
4.Termination. This Agreement may be terminated in the following manner: (a) by either the Company or the Consultant upon not less than fifteen (15) days prior written notice to the other party; (b) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (c) at any time upon the mutual written consent of the parties hereto. In the event of termination, the Consultant shall be entitled to payment for services performed that have not been previously paid. Such payment shall constitute full settlement of any and all claims of the Consultant of every description against the Company. Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Sections 6 or 7 or 8.
5.Cooperation. The Consultant shall use Consultant’s best efforts in the performance of Consultant’s obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform Consultant’s obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
6.Proprietary Information and Inventions.
a.Proprietary Information.
(i)The Consultant acknowledges that Consultant’s relationship with the Company is one of high trust and confidence and that in the course of Consultant’s service to the Company, Consultant will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.
(ii)For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company's business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of Consultant’s service as a consultant to the Company.

(iii)The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.
(iv)The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices if provided by the Company, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of Consultant’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.
(v)The Consultant agrees that Consultant’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and Consultant’s obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.
(vi)The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.
(vii)Notwithstanding the foregoing, the Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal (18 U.S.C. § 1833(b)). Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
b.Inventions.

(i)All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under Consultant’s direction and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant and the Consultant Representative hereby assign to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Consultant further acknowledges that each original work of authorship which is made by the Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.
(ii)Upon the request of the Company and at the Company’s expense, the Consultant, including the Consultant Representative, shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.
(iii)The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.
7.Non-Solicitation and Non-Competition. Consultant acknowledges and agrees that the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement in place between the parties shall continue in full force and effect during the Consultation Period and for a period of twelve (12) months thereafter. Without limiting the foregoing, Consultant further acknowledges and agrees that under Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company; and/or (ii) solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Consultant on behalf of the Company during the term of the Consultant's engagement with the Company.

8.General Release of Claims. In consideration for, among other terms, the Compensation set out in Section 3, to which Consultant acknowledges and agrees that Consultant would otherwise not be entitled, Consultant voluntarily releases and forever discharges the Company, its affiliated and related entities (including, without limitation, direct and indirect parent companies (including, without limitation, Kaleido Biosciences, Inc.) and direct and indirect subsidiaries and direct and indirect affiliates, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the past, present and future officers, directors, stockholders, members, managers, employees, attorneys, accountants, agents and representatives of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the effective date of this Agreement, Consultant has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to Consultant’s employment by and departure of employment with the Company; of wrongful discharge; of breach of contract; of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964 or Massachusetts General Laws ch. 151B); under the Massachusetts Right of Privacy Act (MGL ch. 214 Sec. 1B), the Massachusetts Consumer Protection Act (MGL ch. 93A), the Massachusetts Domestic Violence Leave Act (MGL ch. 149 Sec. 52E) or the OSHA Hazard Communication Standard (OSHA 29 CFR 1910.1200); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, including without limitation Claims pursuant to the Massachusetts Wage Act, vacation pay or any other compensation or benefits; for stock, stock options, unit options, units, profit interests, incentive units or any other equity interests or rights to acquire equity interests in the Company or any other Releasee; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Consultant further represents that Consultant has not filed any Claim against the Releasees in any forum. Notwithstanding the foregoing, this general release does not release: (i) claims that cannot be waived as a matter of law; and (ii) Consultant’s rights under this Agreement.
9.Return of Company Property; Offset. Consultant shall not dispose of any property of the Company including, without limitation, information or documents (including, without limitation, computerized data and any copies made of any computerized data or software) (all of the foregoing are collectively referred to as the “Documents”) without the prior written authorization of the Company. On or before the end of the Consultation Period, Consultant shall return to the Company all property of the Company, including, without limitation, computer equipment, electronic devices, iPads, iPhones, cellular phones and other mobile devices, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or business relationships (in the latter two cases, actual or prospective). After returning all Documents and property of the Company, Consultant shall delete and purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in Consultant’s property. In the event that Consultant discovers that Consultant continues to retain any such property, Consultant shall return it to the Company or destroy it (in the case of computerized data and software) immediately. The Company acknowledges and agrees that Consultant may maintain all of Consultant’s own personnel records.
10.Non-disparagement. Consultant agrees not to make any disparaging, critical or detrimental statements concerning the Company or any of its affiliates; its or their products or services provided or to be provided; its or their current or former officers, directors, stockholders, members, employees, managers or agents; and its or their business affairs or financial condition. Consultant further agrees not to take any actions or engage in any conduct that would reasonably be expected to affect adversely the reputation or goodwill of the Company or its affiliates; or its or their products or services provided or to be provided; or its or their current or former officers, directors, stockholders, members, employees, managers or agents. This non-disparagement obligation shall not in any way affect Consultant’s obligation to participate in and/or testify truthfully in any legal proceeding.
Company agrees that it shall not make any disparaging, critical or detrimental statements concerning Consultant, provided however that Consultant acknowledges and agrees that Company cannot control statements by all employees and its obligations under this Section shall be restricted to official Company statements or statements made by Section 16 officers. Company further agrees not to take any actions or engage in any conduct that would reasonably be expected to affect adversely the reputation or goodwill of Consultant. This non-disparagement obligation shall not in any way affect Company’s obligation to participate in and/or testify truthfully in any legal proceeding

11.Other Agreements; Warranty.
a.The Consultant represents that Consultant’s performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any others.
b.The Consultant hereby represents, warrants and covenants that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.
12.Independent Contractor Status.
a.The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.
b.The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services, and in performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant's control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement, subject to Section 1 above. The Consultant will provide all equipment and supplies required to perform the services. Upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.
c.In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company's standards and approval and shall be subject to the Company's general right of inspection and supervision to secure their satisfactory completion.
d.The Consultant shall not use the Company's trade names, trademarks, service names or service marks without the prior approval of the Company.
e.The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers' compensation insurance coverage.

13.Remedies. The Consultant acknowledges that any breach of the provisions of Sections 6 or 7 or 10 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Consultant may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.
14.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 13.
15.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
16.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
17.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
18.Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.
19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.
20.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.
21.Interpretation. If any restriction set forth in Section 6 or Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
22.Survival. Sections 4 through 23 shall survive the expiration or termination of this Agreement.
23.Miscellaneous.
a.No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
c.In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.
COMPANY:
Kaleido Biosciences
By:
Name: Alison Lawton
Title: CEO and President
CONSULTANT:
             Joshua Brumm